ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is entered into by CAMPERS WORLD, INC., d/b/a NICHOLS RV and d/b/a NICHOLS TRAILER RANCH, a wholly owned subsidiary of THIRD MILLENNIUM INDUSTRIES, INC., (“TMI”), (“Seller”); and CAMPERLAND OF OKLAHOMA, L.L.C. (“Purchaser”).  Seller and Purchaser are sometimes collectively referred to as the (“Parties”);

Seller and Purchaser have reached an understanding with respect to the sale by Seller and the purchase by Purchaser of certain assets of Seller, as same are more particularly described in this Agreement.

1.

 Recitals and Facts.  Seller has agreed to sell the RV related assets to Purchaser in order to improve the capital structure of Seller.  References to the RV business  described in 2(a) include the Jayco line of trailers and associated used inventory located on 11th Street and Admiral Place in Tulsa and does not include the Travel Supreme line of motor homes and the RV lines of Fleetwood Pioneer Travel Trailer, Lance pickup campers and horse trailers.     Any recitals are incorporated into the terms and provisions of this Agreement.

In consideration of the rights, obligations, representations, warranties, and covenants provided for in this Agreement, the Parties agree as follows.

2.

Definitions.  As used in this Agreement, the following terms shall have the meanings indicated below:

(a)

"Assets" means all equipment located at the 11th Street location, the Jayco product line, Jayco products stored on Admiral Street and other used RV inventory described in the bill of sale and parts, all to be listed in the bill of sale to be delivered at Closing as defined later herein.  In addition, the terms of “Assets” includes sale contracts and related accounts receivable that are not delivered as of the Effective Date, copies of the books, records and customer lists of Nichols RV.   To the extent transfer of the numbers is permitted by the applicable telephone service providers, all phone and fax numbers used by Seller in Nichols RV shall be transferred to Purchaser.   Seller agrees to sign such transfer or assignment documents as may be required for phone and fax numbers that relate to the RV business located at the 11th Street location.   The term “Assets” does not include the office furniture used by Jim Nichols.

(b)

 "Closing" means the closing of the sale and purchase of assets contemplated in this Agreement on February 13, 2004.

(c)

"Effective Date" means the Closing Date.

3.

Sale and Purchase.

(a)

Purchase and Sale of Assets.  On and subject to the terms and conditions of this Agreement and in reliance on the representations and warranties of Seller contained in this Agreement, Purchaser hereby purchases from Seller, and Seller hereby sells, transfers, conveys, and delivers to Purchaser, all of the Assets at the Closing for the consideration specified in this Section.

(b)

Purchase Price.  The total consideration for the Assets is the assumption of the liabilities designated herein (the "Purchase Price").

(c)

Payment of Purchase Price.  The Purchase Price shall be paid to Seller as follows:

1.

Purchaser shall assume and pay the TransAmerica and any Jayco indebtedness, if any, of Seller which will be set out in Exhibit A and will be prepared and signed by the Parties prior to the Closing.

2.

Purchaser will assume and pay the RV-associated accounts payable which will be set out in Exhibit B and will be prepared and signed by the Parties prior to the Closing.

(d)

Allocations of Purchase Price.  The Parties will agree on an allocation of the Purchase Price of the Assets and will be prepared on a timely basis pursuant to the requirements of the I.R.C. and any reporting requirements of TMI.   Seller and Purchaser further agree that (1) these allocations will have been made as provided in Section 1060 of the Internal Revenue Code of 1986 (the "Code"), (2) each shall file Form 8594 (Asset Allocation Statement Under Section 1060) on a timely basis for reporting the allocation, and (3) the filing shall be consistent with the allocations set forth on Exhibit C which will be prepared by the Parties subsequent to Closing and neither will take any position on its respective income tax return that is inconsistent with the allocation.

(e)

Assumption of Liabilities.  Purchaser is assuming RV related liabilities of Seller, which are set out in Exhibits A and B.   Attached hereto is Exhibit D which is a list of known liabilities of Seller which will be assumed and paid by Seller.  Purchaser agrees to assume all liabilities of the RV operation arising out of any warranty obligation or claim.

4.

Seller's Representations and Warranties.  Seller represents and warrants to Purchaser that the statements contained in this Section 4 are correct and complete as of the Closing Date.  The representations and warranties contained in this Section 4 shall survive the Closing for a period of one year.

(a)

Organization of Seller.  Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and such other states or jurisdictions where the failure to so qualify would have a material, adverse affect on its Business or the Assets.

(b)

Authorization of Transaction and Consents.  Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  Without limiting the generality of the foregoing, the board of directors of Seller and Seller's shareholders have duly authorized the execution, delivery, and performance of this Agreement by Seller.  Other than consents from lenders and the consent referred to in Section 9(b), to the knowledge of Seller and its officers, directors, and shareholders, no consents from persons or entities not a party to this Agreement are required for the consummation of the transactions contemplated by this Agreement.

(c)

Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (1) violate any statute, regulation, order, or other restriction of any government, governmental agency, or court to which Seller is subject or any provision of the charter or bylaws of Seller, or (2) cause a breach, default, or termination with regard to the assets.

 (d)

Brokers' Fees.  There are no fees or commissions owed to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e)

Title to Assets.  Seller has, and assigns to Purchaser pursuant to this Agreement, all of its claim of title to ownership interest in, the Assets as defined in Section 2(a).  Purchaser acknowledges that there are security interests on a substantial portion of the Assets being conveyed and Purchaser is responsible for obtaining a release of any such security interests within 14 days.  To the best knowledge of the undersigned representative of Third Millennium Industries, Inc., Seller has not taken any action to create any valid legal security interest, obligation or encumbrance on the assets of Campers World, Inc. being conveyed herein.

(f)

Financial Statements.  Based upon the information provided to Seller and to the best of Seller's knowledge, all financial information found on TMI's web site is true and correct and has been prepared in accordance with generally accepted accounting principles.

(g)

Legal Compliance.  To the best of Seller's knowledge, after reasonable inquiry, Seller has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against Seller alleging any failure to comply other than an Oklahoma proceeding regarding a license to sell used vehicles which at the time of the execution of this Agreement has been fully resolved and Seller has a valid license to sell used vehicles.

(h)

Location of Assets.  The assets are located at 8347 East 11th Street, Tulsa,

Oklahoma and at 15331 East Admiral Place, Tulsa, Oklahoma.

(i)

Disclosure.  The representations and warranties contained in this Section do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section not misleading.

5.

Purchaser's Representations and Warranties.  Purchaser represents and warrants to Seller that the statements contained in this Section are correct and complete as of the Closing Date. The representations and warranties contained in this Section 5 shall survive the Closing for a period of one year.

(a)

Organization of the Purchaser.  Purchaser is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and authorized to conduct its business in such other jurisdictions as are necessary for the consummation of this Agreement.

(b)

Authorization of Transaction. Purchaser has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms and conditions.

(c)

Noncontravention.  Neither the execution and the delivery of this Agreement,

nor the consummation of the transactions contemplated hereby, will (1) violate any statute, regulation, order, or other restriction of any government, governmental agency, or court to which Purchaser is subject or any provision of the organizational documents of Purchaser or (2) cause a breach, default, or acceleration of any contracts or agreement by which it is bound.

(d)

Brokers' Fees.  Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

(e)

Current Employee Benefits.  Purchaser acknowledges that Seller will terminate employees employed exclusively in Seller’s RV operation as of the Closing date.   If Purchaser offers employment to any of Seller's current employees who are employed exclusively in Seller’s RV operation as of the Closing date, any Seller's employees hired by Purchaser shall receive employment tenure credit relating back to their hire dates with Seller as to all benefits, vacation time, sick leave, and any and all other employment benefits offered by Purchaser to its employees.   Without Seller’s prior consent, for a period of six months Purchaser shall not offer employment to any employees of Seller whose duties are primarily performed at the Admiral Place location of Seller unless such employees are terminated by Seller.    Exhibit E which will be prepared prior to Closing will set out all Employees of Seller who have credit cards in the name of Seller or who have demonstrator vehicles, RVs or trailers in their possession.

(f)

Disclosure.  The representations and warranties contained in this Section do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section not misleading.

6.

The Closing.

(a)

Date of Closing.  The Closing for the purchase and sale contemplated by this

Agreement is taking place on February 14, 2004.

(b)

Items to be Delivered at the Closing.

(1) By Seller.  Seller will deliver to Purchaser each of the following items:

(A)

Surrender of the Assets listed in the bill of sale and described in Section 2(a) of this Agreement.

(B)

Executed Bill of Sale.

(C)

Assignment of the lease of the real property on 11th Street which has been consented to by all existing current  lessors, a copy of which has been marked Exhibit F and attached hereto.

(2)

By Purchaser.  Purchaser will deliver to Seller each of the following items:

(A)

Payment of the Purchase Price in accordance with the terms of Section 3(c);

7.

Indemnification by Seller.  Seller agrees to defend, indemnify and hold Purchaser harmless against the following items:

(a)

Liabilities.  Any and claims made against Purchaser after Closing that are either included in Exhibit D, are related to the RV operation of Seller and not listed in Exhibits A and B,  are all claims, demands and notes or obligations relating to the horse trailer business of Seller known as Nichols Trailer Ranch or are obligations not listed in the Exhibits which are related to Travel Supreme motor homes and RV lines Fleetwood Pioneer Travel Trailers and Lance pickup campers;

(b)

Damages.  Any and all damage or deficiency resulting from any misrepresentation, breach of warranty, or nonfulfillment of any covenant or agreement on the part of Seller under this Agreement or from any misrepresentation in, or omission from, any certificate or other instrument furnished or to be furnished to Purchaser pursuant to this Agreement, or in connection with the transactions contemplated hereby;

(c)

Actions.  Seller will provide the defense for any and all actions, suits, proceedings, demands, assessments, judgments, costs, and expenses incident to any of the foregoing and upon entry of any final judgment from which an appeal is not available or settlement of any such claim, Seller will satisfy such judgment or the terms of such settlement; and

(d)

Income Taxes.  Any and all income tax liability accrued in 2003 for periods after August 20, 2003,and for 2004 by Seller through the date of Closing.

If Purchaser receives notice of any claim against it or Seller with respect to any liability or obligation of Seller, Purchaser shall promptly notify Seller of same and Seller shall compromise or defend same, with Seller further agreeing to inform Purchaser in writing from time to time as is reasonable regarding the status of such claim.

If Seller receives notice of any claim against it or Purchaser with respect to any liabilities, Seller shall promptly notify Purchaser of same and Purchaser shall compromise or defend same, with Purchaser further agreeing to inform Seller in writing from time to time as is reasonable regarding the status of such claim.

8.

Indemnification by Purchaser.  Purchaser agrees to defend, indemnify and hold Seller harmless against the following;

(a)

Liabilities.  Any and all liabilities and obligations of or claims made against Seller after Closing, that are included in Exhibits A and B;

(b)

Damages.  Any and all damage or deficiency resulting from any misrepresentation, breach of warranty, or nonfulfillment of any covenant or agreement on the part of Purchaser under this Agreement or from any misrepresentation in, or omission from, any certificate or other instrument furnished or to be furnished to Seller pursuant to this Agreement, or in connection with the transactions contemplated hereby; and

(c)

Actions.  Purchaser will provide the defense for any and all actions, suits, proceedings, demands, assessments, judgments, costs, and expenses incident to any of the foregoing and upon entry of any final judgment from which an appeal is not available or settlement of any such claim, Purchaser will satisfy such judgment or the terms of such settlement.

If Purchaser receives notice of any claim against it or Seller with respect to any liability or obligation of Seller, Purchaser shall promptly notify Seller of same and Seller shall compromise or defend same, with Seller further agreeing to inform Purchaser in writing from time to time as is reasonable regarding the status of such claim.

If Seller receives notice of any claim against it or Purchaser with respect to the Liabilities, Seller shall promptly notify Purchaser of same and Purchaser shall compromise or defend same, with Purchaser further agreeing to inform Seller in writing from time to time as is reasonable regarding the status of such claim.

9.

Contingencies.  The Closing is contingent upon the following conditions, to wit:

(a)

Exhibits.  Each Party shall accept the contents of the Exhibits described herein and sign each Exhibit as proof of their acceptance.

10.

Post Closing Settlement and Other Matters.

(a)

Sales and Transfer Taxes.  Following the Closing, Purchaser shall pay when due all sales, use and transfer taxes, if any, payable in connection with this Agreement and the conveyances, assignments, transfers, and deliveries to be made to Purchaser under this Agreement.

(b)

Assurance of Ability to Satisfy Listed Liabilities.  Purchaser shall provide reasonable satisfactory assurances to Seller of its ability to satisfy the liabilities listed in Exhibits A and B at Closing and Purchaser will obtain the release of Seller and any guarantors from any liability due to Transamerica or Jayco within fourteen (14) days.

11.

Miscellaneous.

(a)

Resolution of Disputes.  The Parties hereby acknowledge that they will first attempt in good faith to resolve their disputes through direct negotiation within thirty (30) days of the date either Party notifies the other Party of the existence of a dispute. If a shorter time period is indicated by the circumstances, the Parties agree that the time period shall be reduced accordingly. This time period may be extended by agreement, during which time neither Party shall institute legal proceedings, unless the commencement of an action is necessary for statute of limitations purposes.

(b)

Entire Agreement.  It is expressly agreed by Seller and Purchaser, as a material consideration for the execution of this Agreement, that this Agreement is intended by the parties to be the final, complete, and exclusive embodiment of their agreement regarding the subject matter of this Agreement; that there are, and were, no oral representations, warranties, understandings, stipulations, agreements, or promises pertaining to this Agreement or any expressly mentioned written documents that are not incorporated in writing in this Agreement, and none shall be binding.

(c)

Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Purchaser may make a collateral assignment of its rights under this Agreement to any institutional lender who provides funds to Purchaser for the acquisition of the Assets and the Business.

(d)

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(e)

Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(f)

Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given after two (2) business days if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below or immediately if it is hand delivered during normal business hours to the addresses set forth below:

If to Purchaser:

CAMPERLAND OF OKLAHOMA, L.L.C.

c/o Ron Shepherd, President

8347 East 11 th Street

Tulsa, Oklahoma 74112

Telephone: 918-836-6606

Fax: 918-836-1546

With a copy to:

Jack W. Ross

Ross & Eudey, P.LL.P.

106 North Main Street

Broken Arrow, OK 74012-3937

Telephone: 918-251-0077

Fax: 918-251-7137

If to Seller:

Dennis DePriest, President

Campers World, Inc., d/b/a Nichols R. V.,

a wholly owned subsidiary of

Third Millennium Industries, Inc.

4933 East Highway 60

Rogersville, MO 65742

Fax: 417-890-1014

With copy to:

Stephen D. Stewart, Esquire

Stewart & Stewart, PC

Woodruff Building, Suite 805

333 Park Central East

Springfield, MO 65806

Fax: 417-866-2006

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(g)

Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Purchaser and Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(h)

Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(i)

Expenses.  Purchaser and Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, unless another provision for an expense or fee is specifically set forth in this Agreement.

(j)

General Rules of Construction.  This Agreement shall not be strictly construed against either Purchaser or Seller.  No remedy or election given by any provision in this Agreement shall be deemed exclusive unless so indicated, but each shall, wherever possible, be cumulative with all other remedies in law or equity. The Parties acknowledge that each Party (and its counsel, if any) has had the opportunity to review and revise this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in interpretation of this Agreement or any amendments or exhibits thereto.

(k)        Survivability.  The obligations of the Parties contained herein shall survive the Closing.

(l)

Incorporation of Exhibits.  The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

(m)

Signature by Facsimile.  The signature of any party which is delivered by telefax or photocopy shall be deemed to be an original signature and shall be effective upon receipt thereof.

The Parties have executed this Agreement on February 14, 2004.

"Purchaser"

"Seller"

CAMPERLAND OF OKLAHOMA, L.L.C.

CAMPERS WORLD, INC., d/b/a

NICHOLS R. V., a wholly owned

Subsidiary of THIRD

MILLENNIUM INDUSTRIES, INC.

/s/ Ron Shepherd

/s/ Dennis DePriest

_____________________________

___________________________

By Ron Shepherd, President

By Dennis DePriest, President

8347 East 11th Street

4933 East Highway 60

Tulsa, Oklahoma 74112

Rogersville. MO 65742

Telephone: 918-836-6606

Telephone:

Fed. ID# __________________

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